AMENDMENT TO SCHEDULE II
SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Traded Concepts Trust (the “Trust”) and that the following funds are included under the Custody Agreement dated November 2, 2017, by and between the Trust and The Bank of New York Mellon.

ROBO Global Robotics and Automation Index ETF
InnovationShares NextGen Protocol ETF

InnovationShares NextGen Vehicles & Technology ETF'

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch

Date: January 24, 2018